UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2012

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On January 12, 2012, PPL Corporation’s indirect wholly owned subsidiary, Western Power Distribution (South West) plc (“WPD”), entered into a £245 million five-year revolving credit facility with the lenders party thereto and Lloyds TSB Bank Plc and Mizuho Corporate Bank, Ltd. as Joint Coordinators (the “Credit Facility”).

Borrowings under the Credit Facility bear interest at a percentage rate per annum which is equal to the sum of (a) the applicable margin plus (b) the LIBOR rate, plus (c) any mandatory cost. The applicable margin varies from 75 basis points to 125 basis points based upon the long-term credit rating of WPD as determined by Standard & Poor's Ratings Services and Moody’s Investors Service.

The Credit Facility is voluntarily prepayable from time to time without premium or penalty, and is mandatorily prepayable upon certain events, including upon a change of control.

In addition, the Credit Facility is subject to certain financial covenants, which require the borrower to ensure that (i) its total net debt does not exceed 85% of its regulatory asset base, and (ii) its consolidated EBITDA to interest payable is no less than 3.0 to 1.0, in each case as calculated pursuant to the Credit Facility.  The Credit Facility will replace WPD’s existing £210 million three-year revolving credit facility due to expire in July 2012.  WPD intends to use borrowings under the Credit Facility for general corporate purposes.

The Credit Facility also contains customary representations, covenants and events of default.  Failure to meet the covenants beyond applicable grace periods and certain other events could result in acceleration of the loans and/or termination of the Credit Facility.

The foregoing summary of the Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1 -
£245,000,000 Revolving Credit Facility Agreement, dated January 12, 2012, among Western Power Distribution (South West) plc, the lenders party thereto and Lloyds TSB Bank Plc and Mizuho Corporate Bank, Ltd. as Joint Coordinators.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ James E. Abel
James E. Abel Senior Vice President – Finance and Treasurer

Dated:  January 18, 2012